Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Dominion Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered & Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward	Debt	Variable Denomination Floating Rate Demand Notes	415(a)(6)	$1,000,000,000(1)	100%	$1,000,000,000(1)	—	—	S-3	333-249758	10/30/2020	$0(1)

	Total Offering Amounts					$1,000,000,000(1)		$0(1)

	Total Fee Offsets							—

	Net Fee Due							$0

(1)

This registration statement covers all investments in the Variable Denomination Floating Rate Demand Notes (“Notes”) up to $3.0 billion, with fees based on the net aggregate principal amount of Notes outstanding from this offering not exceeding $1.0 billion at a particular time. Registration fees for up to $1.0 billion net aggregate principal amount of Notes were paid previously by the registrant in connection with Registration Statement Nos. 333-249758 and 333-221291, each previously filed by the registrant on Form S-3. Pursuant to Rule 415(a)(6), such fees continue to apply to the $1.0 billion net aggregate principal amount of Notes previously registered. In accordance with Rule 415(a)(6), the effectiveness of this Registration Statement shall be deemed to terminate Registration Statement No. 333-249758 previously filed by the registrant on Form S-3.